Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RPM International Inc. 401(k) Trust and Plan

Medina, Ohio

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-101501) of RPM International Inc. of our report dated June 26, 2017, relating to the financial statements and supplemental schedule of RPM International Inc. 401(k) Trust and Plan which appear in this Form 11-K for the years ended December 31, 2016 and 2015.

/s/ BDO USA, LLP

Cleveland, Ohio

June 26, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.